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                           SCHEDULE 14A INFORMATION

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                        Northstar Health Services, Inc.
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               (Name of Registrant as Specified In Its Charter)




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NORTHSTAR Health Services, Inc.
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The Atrium, 665 Philadelphia Street                   (412) 349-7500
P.O. Box 1289                                         (412) 465-3250
Indiana, PA 15701


PRELIMINARY

To:        [Shareholders]

From:      Steven N. Brody, Chairman
           David D. Watson, President and Chief Operating Officer
           John Lombardi, Executive Vice President and Chief Financial Officer

Subject: Northstar/Corporate Governance

     Thank you for the time you gave us to hear our side of the Northstar dispute. We agree that corporate governance and maximization of shareholder value are the issues of paramount importantance.

     We sincerely request that you continue to listen to management's side of the issue. Full disclosure is the only way for the shareholders to judge what has been accomplished since KPMG left the audit in March 1996.

          . A forensic investigation was completed, as required.

          . Based on the results of the investigation, litigation for recoveries against DeSimone and others has enabled plaintiff shareholders to bolster their claims against prior management. (Your long-suffering investors will benefit from this.)

          . Our senior creditor, IBJ-Schroder, is co-operating with us in an effort to stretch out the Company's debt in a manner that removes "going concern" issues and facilitates re-listing and a return to the capital markets or best available alternatives to maximize shareholder value.

          . Over $1,500,000 in annual expenses has been designed and proposed to motivate key management and provide them a measure of protection from all the non-revenue generating, non-business development, non-operating issues burdening the Company while they produce revenue for shareholders.

          . A cohesive senior management group has been organized through the carefully planned integration of original Northstar operations and the merged operations of Keystone Rehabilitations Systems, Inc. This post-merger integration process has had the full attention and co-operation of all former Keystone executives and key employees except Mr. Zaucha. They want the Company to do well, they want the shareholders to do well, they want to do well and they are the real assets of Northstar.

     Frankly, we do not understand the actions of the Committee. If Zaucha wants to maximize the value of his investment why not co-operate in the restructuring of his debt and earnout as requested by the bank? This could all have been done as a fitting conclusion to the Northstar corporate recovery. Northstar is well on its way to timely SEC filings, a re-listing, settlement of its plaintiff shareholder suits and the opportunity for investors to judge fairly what the comparable values are between continued independence (with execution of a well thought out business plan), a sale of the Company to a strategic buyer who understands the value of Northstar in its regional marketplace and who will "pay up" for such positioning, or a quick sale to a Commonwealth/Zaucha group netting them profits on shares acquired questionably, at bargain prices will below what you, your investors, and all of us paid. We hired Advest to counsel us about the alternative valuation scenarios and the methods available to maximize shareholder value. Clearly, we believe that an Advest-driven process will better serve this objective than Commonwealth Associates, Thomas Zaucha and his Committee of one.